Exhibit 6
Execution Version
LIMITED GUARANTEE
OF
LEARNING GROUP LLC
This Limited Guarantee, dated as of July 23, 2010 (this “Limited Guarantee”), by Learning Group LLC, a Delaware limited liability company (the “Guarantor”), in favor of K12 Inc., a Delaware corporation (“Parent”), and KC Distance Learning, Inc., a Delaware corporation (the “Company”). Reference is hereby made to the Agreement and Plan of Merger (the “Merger Agreement”) of even date herewith by and among Parent, Kayleigh Sub Two LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, Kayleigh Sub One Corp., a Delaware corporation and a wholly owned subsidiary of Parent, KCDL Holdings LLC, a Delaware limited liability company and an affiliate of Guarantor (“Seller”), and the Company. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. Each of Guarantor, Parent and the Company may be referred to herein as a “Party” and collectively are referred to herein as the “Parties.”
1. Limited Guarantee.
(a) To induce Parent to enter into the Merger Agreement, the Guarantor absolutely, unconditionally and irrevocably guarantees to Parent and the Company (on behalf of themselves and any other Parent Indemnified Party) the due and punctual payment, performance and discharge of the obligations of Seller under Section 7.02(a)(v) of the Merger Agreement to indemnify the Parent Indemnified Parties from the Losses specified therein, subject to the limitations and conditions on such indemnification set forth in the Merger Agreement (the “Guaranteed Obligations”). The Parties hereto acknowledge and agree that the maximum aggregate liability of the Guarantor in respect of the Guaranteed Obligations (the “Maximum Amount”) shall not exceed (x) the Merger Consideration Cap, less (y) any Losses otherwise paid or payable to the Parent Indemnified Parties and/or their respective Affiliates by Seller or any of its Affiliates under the Merger Agreement, the Transition Services Agreement and the Non-Competition Agreement, and less (z) all or any portion of the Guaranteed Obligations of which Seller is relieved by the satisfaction thereof or pursuant to any agreement with Parent.
(b) All payments hereunder shall be made in accordance with the provisions of Section 7.04 of the Merger Agreement, mutatis mutandis, as applicable to shares of Parent Special Stock or shares of the Parent Common Stock held by Guarantor.
2. Nature of Limited Guarantee.
(a) This Limited Guarantee is a guarantee of payment and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee up to the Maximum Amount, but only from and after such time as Seller has breached or failed to perform any of the Guaranteed Obligations.
(b) Neither Parent nor the Company shall be obligated to file any claim relating to the Guaranteed Obligations in the event that Seller becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Parent or the Company to so file shall not affect the Guaranteed Obligations hereunder.

(c) In the event that any payment to Parent or the Company in respect of any Guaranteed Obligations is rescinded or must otherwise be returned, the Guarantor shall remain liable hereunder with respect to such Guaranteed Obligations as if such payment had not been made.
(d) The Guarantor reserves the right to assert defenses which Seller may have to payment of any Guaranteed Obligations that arise under the terms of the Merger Agreement.
3. Changes in Guaranteed Obligations; Certain Waivers.
(a) Guarantor agrees that the Parent or the Company may at any time and from time to time, without notice to or further consent of Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Seller for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Parent and Seller or any such other Person without in any way impairing or affecting this Limited Guarantee.
(b) Guarantor agrees that the Guaranteed Obligations shall not be released or discharged, in whole or in part, or otherwise affected by (i) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations, (ii) any change in the corporate existence, structure or ownership of Seller; (iii) any insolvency, bankruptcy, reorganization, or other similar proceeding affecting Seller; (iv) the existence of any claim, set-off or other rights which Guarantor may have at any time against Parent or its Affiliates, whether in connection with the Guaranteed Obligations or otherwise; or (v) the adequacy of any other means the Parent may have of obtaining payment of the Guaranteed Obligations.
(c) To the fullest extent permitted by Law, Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Parent. Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (except for notices to be provided to Seller in accordance with the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Seller or any other entity or other person liable with respect to any of the Guaranteed Obligations, and all suretyship defenses generally, in each case, other than (i) fraud or willful misconduct by the Parent or any of its Subsidiaries (but not including the Company with respect to actions or omission prior to the date hereof) related to the subject matter hereof, (ii) defenses to the payment of the Guaranteed Obligations that are available to Seller under the Merger Agreement, or (iii) the absence of a breach or failure to perform by Seller of the Guaranteed Obligations.
(d) Guarantor acknowledges that it will receive substantial benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

4. No Waiver, Cumulative Rights. No failure on the part of the Parent or the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Parent or the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Parent or the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Parent or the Company at any time or from time to time.
5. Representations and Warranties. Guarantor hereby represents and warrants that:
(a) this Limited Guarantee has been duly authorized, executed and delivered by Guarantor and constitutes the valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
(b) the execution, delivery and performance by Guarantor of this Limited Guarantee will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of law to which Guarantor is subject, (ii) violate any order, judgment or decree applicable to Guarantor or (iii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which Guarantor is a party or by which Guarantor or its assets or properties is bound; and
(c) Guarantor has the financial capacity to satisfy and perform its Guaranteed Obligations under this Limited Guarantee.
6. No Assignment. No Party may assign its rights, interests or Guaranteed Obligations hereunder to any other person (except by operation of law) without the prior written consent of the other Parties hereto, as the case may be; provided, however, that Guarantor may assign all or a portion of its Guaranteed Obligations hereunder to an affiliate or to an entity managed or advised by an affiliate of Guarantor, provided that no such assignment shall relieve Guarantor of any liability or obligation hereunder except to the extent actually performed or satisfied by the assignee or agreed to in writing by Parent.
7. Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by facsimile (with written confirmation of transmission); the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

Notices to Parent or the Company, to:
K12 Inc.
2300 Corporate Park Drive
Herndon, Virginia 20171
Attn: General Counsel
Fax: (703) 483-7496
with a copy, which shall not constitute notice, to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attn: David Fox
          William B. Sorabella
Fax: (212) 446-6460
Notices to Guarantor, to:
Learning Group LLC
c/o Maron & Sandler
1250 Fourth Street, Suite 550
Santa Monica, California 90401
Attn: Stanley E. Maron
Fax: (310) 570-4901
with a copy, which shall not constitute notice, to:
Latham & Watkins LLP
355 South Grand Ave.
Los Angeles, California 90071
Attn: Thomas C. Sadler
Fax: (213) 891-8763
Any Party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
8. Continuing Guarantee; Termination.
(a) This Limited Guarantee shall remain in full force and effect and shall be binding on Guarantor, its successors and assigns until the Guaranteed Obligations are satisfied in full or any claim may be made by Parent or the Company (for themselves or on behalf of any Parent Indemnified Party) for payment of any of the Guaranteed Obligations. Notwithstanding the foregoing, this Limited Guarantee shall terminate and Guarantor shall have no further Guaranteed Obligations under this Limited Guarantee as of the earlier of (i) thirty (30) days following receipt by Parent and the Company of written notice of the Final Disposition of the Specified Dispute, as described below, provided that if, as of such date, any claims for payment of any Guaranteed Obligations have been made but not paid, then this Limited Guarantee will continue until the final payment or resolution of such claims, but only with respect to such claims, and (ii) the date that the Parties agree in writing to substitute and replace this Limited Guarantee with a substantially identical limited guarantee from an Affiliate or Affiliates of Guarantor. Parent agrees to consider in good faith any request by Guarantor or Seller to provide such a substitute limited guarantee, and to reasonably cooperate with Guarantor, Seller and their respective Affiliates to negotiate in good faith and execute any such limited guarantee; provided, however, that the foregoing shall not constitute an agreement to agree. Guarantor shall deliver to Parent and the Company written notice of the Final Disposition of the Specified Dispute promptly following the occurrence thereof, with reasonable supporting documentation thereof. The “Final Disposition of the Specified Dispute” shall mean the later to occur of (i) the issuance of a final, non-appealable order by a court of competent jurisdiction concluding all matters related to the Specified Dispute (including the approval of a complete settlement thereof or dismissal thereof with prejudice, as and to the extent applicable), and (ii) payment of all claims and liabilities (actual or contingent) that are or may become payable related to the Specified Dispute or the subjects and/or agreements of the underlying dispute from which the Specified Dispute arises, including settlement costs.
(b) Notwithstanding anything to the contrary in this Limited Guarantee, in the event that the Parent or any of its Affiliates expressly asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting Guarantor’s liability to the Maximum Amount or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or expressly asserts any theory of liability against Guarantor or any Guarantor Affiliate (as hereinafter defined) with respect to the Guaranteed Obligations other than liability of Guarantor under this Limited Guarantee (as limited by the provisions of Section 1), then (i) the Guaranteed Obligations of Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (ii) if Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Parent, and (iii) neither Guarantor nor any Guarantor Affiliates shall have any liability to the Parent or any of its Affiliates with respect to the Guaranteed Obligations or under this Limited Guarantee.
9. No Recourse.
(a) Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that Guarantor is a limited liability company, by its acceptance of the benefits of this Limited Guarantee, Parent and the Company acknowledge and agree that it has no right of recovery under this Limited Guarantee against, and no liability shall attach under this Limited Guarantee to, the former, current or future stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of Guarantor, Seller or any former, current or future stockholder, director, officer, employee, general or limited partner, member, manager, affiliate, agent or assignee of any of the foregoing (collectively, but not including Guarantor or Seller, each a “Guarantor Affiliate”), whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. Parent hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its respective Subsidiaries not to institute, any proceeding or bring any other claim arising under, or in connection with, the Limited Guarantee against a Guarantor Affiliate or, other than its right to recover from Guarantor for up to the amount of the Guaranteed Obligations (subject to the Maximum Amount and the other limitations described herein), Guarantor.

(b) Recourse against Guarantor under this Limited Guarantee shall be the sole and exclusive remedy of the Parent against Guarantor and any Guarantor Affiliates in respect of the Guaranteed Obligations. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person other than Guarantor, Parent and the Company (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Parent, the Company and Guarantor as expressly set forth herein.
(c) Parent acknowledges that Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 9. This Section 9 shall survive termination of this Limited Guarantee.
10. Miscellaneous.
(a) Expenses. All expenses incurred in connection with this Limited Guarantee and the transactions contemplated by this Limited Guarantee shall be paid by the Party incurring such expenses.
(b) Severability. If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced as a result of any rule of law, or public policy, all other terms and other provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Limited Guarantee is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Limited Guarantee are fulfilled to the greatest extent possible.
(c) Entire Agreement. This Limited Guarantee constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent that they relate in any way to the subject matter hereof.
(d) Amendment and Waiver.
(i) This Limited Guarantee may not be amended except in a written instrument executed by the Parties. Any extension, waiver or consent of any provision hereof shall only be valid if set forth in an instrument in writing signed by the Party or Parties hereto to be bound thereby. No amendment, supplement, modification or waiver of this Limited Guarantee shall be binding unless executed in writing by the Party to be bound thereby.

(ii) Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any Party in exercising any right, power or privilege under this Limited Guarantee shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a Party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.
(e) Governing Law; Consent to Jurisdiction. All matters relating to the interpretation, construction, validity and enforcement of this Limited Guarantee shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Delaware State court in New Castle County, or Federal court of the United States of America, sitting within New Castle County in the State of Delaware, and any respective appellate court, in any action or proceeding arising out of or relating to this Limited Guarantee, or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court; and (iv) waives, to the fullest extent permitted by law, the defense of lack of personal jurisdiction or an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the Parties hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties hereby irrevocably consents to service of process in the manner provided for notices in Section 7. Nothing in this Limited Guarantee shall affect the right of any Party to serve process in any other manner permitted by applicable law.
(f) Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE. EACH PARTY TO THIS LIMITED GUARANTEE CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(f).

(g) References. The headings and subheadings contained in this Limited Guarantee and the annexes hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Limited Guarantee or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” or “dollars” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section” or “Annex” shall be deemed to refer to a section of this Limited Guarantee or an annex to this Limited Guarantee, as applicable. Any reference to any federal, state, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, including any successor thereto, unless the context requires otherwise. For all purposes of and under this Limited Guarantee, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation”; (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) “or” is not exclusive; and (v) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Limited Guarantee as a whole (including the annexes hereto) and not to any particular term or provision of this Limited Guarantee, unless otherwise specified. Any reference to “written” or comparable expressions includes a reference to facsimile transmission or comparable means of communication but shall not refer to e-mail or other electronic communication.
(h) Representation by Counsel. Each Party represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Limited Guarantee in its entirety and have had it fully explained to them by such Party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Limited Guarantee and has executed this Limited Guarantee free from coercion, duress or undue influence.
(i) Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Limited Guarantee. In the event an ambiguity or question of intent or interpretation arises, this Limited Guarantee shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Limited Guarantee.
(j) Counterparts; Facsimile and Electronic Signatures. This Limited Guarantee may be executed in multiple counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument. This Limited Guarantee or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original instrument.

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Limited Guarantee as of the date first written above.

Guarantor LEARNING GROUP LLC
By:	/s/ Stanley E. Maron
	Name:	Stanley E. Maron
	Title:	Secretary

Parent K12 INC.
By:	/s/ Howard D. Polsky
	Name:	Howard D. Polsky
	Title:	General Counsel and Secretary

Company KC DISTANCE LEARNING, INC.
By:	/s/ Stanley E. Maron
	Name:	Stanley E. Maron
	Title:	Secretary

{Signature Page to Limited Guarantee}